EXHIBIT 10.3

SEPARATION FROM EMPLOYMENT UPON RETIREMENT

Notice Regarding Last Day of Employment.
Through your letter of January 16, 2015 (Attachment D), it is understood that you have asked to terminate your Letter of Appointment for Executive and Supplemental Employment Terms Agreement issued on August 4, 2010 and Offer Amendment Letters issued on May 10, 2012 and May 1, 2013 (the “Agreement”) as of March 6, 2015 (the “Termination Date”).  In consideration of your substantial contributions during your tenure with the Company and the conditions set forth below and in the attached Separation & General Release Agreement (“Separation Agreement”), the benefits set forth herein will be provided by the Company:
1.	You will not be required to maintain regular office hours as of the Termination Date.
2.	You agree that you will provide best efforts in achieving an orderly transition of your responsibilities, to the Chairman of the Board of Sands China Limited (“SCL”) (or such senior executives of either VML or LVS as he may designate) and the SCL Board of Directors as may be necessary.
3.	You acknowledge that you understand and agree that you are required to return, as of the Termination Date, all property of the Company in your possession, including without limitation, files, memoranda, records, contact lists, customer lists, computers, ipads, wireless devices and any other documents and physical items and items in electronic format. Additionally, the Company will assist you in transferring personal contacts and calendar information to electronic devices necessary for you to perform the consultancy agreement attached hereto during the consultancy period, at the conclusion of which you will return those devices, contents and other Company property to the Company.

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”), effective as of the Effective Date (as defined below), is entered into by and between Edward M. Tracy (“Executive”) and Venetian Macau Limited, its subsidiaries, affiliated and related entities (whether domestic or foreign), including but not limited to its parent Sands China Ltd. (“SCL”) and SCL’s majority owner, Las Vegas Sands Corp. (“LVSC”), their respective employees, officers, and directors (collectively referred to as the “Company”) as well as their shareholders (each individually a “Party” and together, the “Parties”).

WHEREAS, the Parties desire at this time to enter into this Separation Agreement regarding Executive’s separation from employment with the Company, and desire to ensure the amicable parting and to settle any and all differences or claims that might otherwise arise.

NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties covenant and agree as follows:

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1.	Termination of Employment & Transition. Effective upon signing of this Separation Agreement and continuing until Termination Date, Executive will maintain the title of CEO & President of VML provided, however, that Executive hereby resigns all of his positions as an officer and director of Sands China Ltd. and its affiliates as of the Termination Date and will devote his energies to licensing and project matters, as well as transitioning of his responsibilities under the direction of the Chairman of the Board of Sands China Ltd. (or such person as he may designate in writing) as well as such other significant matters so directed.

2.	Payments by the Company.
In consideration for entering into this Agreement, and subject to all other terms and conditions in this Agreement, the Company shall pay the Employee the following, subject to professional tax withholding or charges as applicable this amount calculated as follows:

	ITEMS	AMOUNT BEFORE TAX (In USD to be paid in MOP)	PAYMENT DUE DATE
(i)	Regular Base Salaries: 6 March 2015	Subject to final PTO record to be updated by Human Resources	No later than 3 April 2015
(ii)	Annual leave remaining unused as of 6 March 2015	Subject to final PTO record to be updated by the Employee	No later than 3 April 2015

2.1.	Consideration/Payment in Full.

(a)            Consideration/Severance Benefits.  In return for Executive’s signing and not revoking this Agreement, complying with the requirement to return Company property set forth in the attached Notice Regarding Last Day of Employment, and complying with the promises made by Executive in this Agreement, the Company will provide Executive with the pay described above and other benefits (the “Severance Benefits”), as follows

(i)	The Company will pay Employee US$1,500,000.00 subject to applicable tax withholding, along with any other appropriate payroll deductions on or before 3 April 2015;

(ii)	In lieu of delivering a pro-rated number of restricted stock units that would otherwise be agreed based on the May 1, 2013 Award, the Company will pay the Executive an additional lump sum equal to the average price of 503,731 shares of SCL stock on March 6, 2015, subject to applicable payroll deductions, on or before 3 April 2015;

(iii)	The Company will payout to Executive 100% of his accrued Provident Fund as soon as possible;

(iv)	The Company will pay Executive a bonus for 2014 on the same basis as like-situated executives as though he were still employed on the date of

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such payment when (and if) such bonuses are paid no later than the end of the First Quarter 2015;

(v)	Subject to the approval of the Company’s Remuneration Committee, you hereby agree that the RSU Grants provided for in the May 1, 2013 Supplement to your Employment Agreement, any options vested on or before the Termination Date and the Equity Agreements related thereto will be amended such that the Vesting Date set out in the Grant of Share Award (Restricted Stock Units) pursuant to your May 1, 2013 shall, subject to the approval of the Remuneration Committee, be amended as follows:

•	503,731 shares shall lapse on 28 February 2015.
•	496,269 shares shall vest on December 31, 2016 at the conclusion of the consultancy period in the attached Consultancy Agreement.

(vi)	SCL Options granted and vested prior to the Termination Date will be governed according the Company’s equity plan/ be exercisable by you after the Termination Date during the consultancy period established through Attachment A but will expire 90 days after the end of the consultancy period or on the date on which the attached Consultancy Agreement is terminated, if earlier.

Unless agreed otherwise in writing, you shall continue to be subject to the Company’s trading ‘black out’ periods during the term of the attached Consultancy Agreement and are required to seek approval before trading in the Company’s shares. All other terms of the Option Grants remain unchanged and are subject in all respects to the terms of the respective Share Option Grants and the Company’s Equity Award Plan.

(vii)	SCL will engage the Executive as a consultant for a period of 21 months and 25 days starting March 7, 2015 and ending December 31, 2016 pursuant to the attached Consultant’s Agreement.

(viii)	In the event of Executive’s death prior to the time when all payments under this Section 2 have been made, Executive’s estate shall receive such payments not already paid to Executive in accordance with the provisions of this Section 2.

(ix)	Repatriation: Company will pay for your repatriation to the United States including assistance with transportation of household pets (including special handling as needed for family dog).

(x)	Business expenses submitted in accordance with Company policy will be reimbursed.

(xi)	Health insurance through the Consultancy Agreement with eligibility for COBRA or COBRA equivalent coverage thereafter.

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(xii)	Accommodation. The Company will, in accordance with your Employment Agreement, continue to provide accommodation for you until 3 April 2015 as needed.

3.	No Severance Benefits Unless Executive Signs this Separation Agreement and General Release. Executive understands and agrees that he will not receive any of the Severance Benefits specified in Section 2 above unless he signs and does not revoke this Separation Agreement and General Release within the time periods specified in Section 22 below and fulfills all of the promises contained herein.

4.	General Release of Claims.

(a)	In consideration for the benefits specified in this agreement, Employee hereby understands and agrees that Employee is knowingly and voluntarily releasing, waiving and forever discharging (and Employee hereby does knowingly and voluntarily release, waive and forever discharge), to the fullest extent permitted by law, on Employee’s own behalf and on behalf of Employee’s agents, assignees, lawyers, heirs, executors, administrators and anyone else claiming by or through Employee (collectively referred to as the “Releasors”):
(i)	the Company, its affiliates, subsidiaries, predecessors, successors or assigns, and any of its or their past or present stockholders, members or other equity holders, and any of its or their respective past or present directors, executives, officers, insurers, lawyers, employees, consultants, agents, employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”),

(ii)	of and from any and all claims under Macau law or equity, whether known or unknown, asserted and unasserted, that Employee and/or the other Releasors have or may have against Released Parties as of the Effective Date (as defined below), including but not limited to all matters relating to or in any way arising out of any aspect of Employee’s employment with the Company, separation from employment with the Company, or Employee’s treatment by the Company while in the Company’s employ, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities or the like of whatever nature (including, without limitation, lawyers’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(A)          salary and other compensation or benefits, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off or any benefits in accordance with Macau Law;
(B)          breach of implied or express contract (whether written or oral),
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breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to Employee;
(C)          defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any Macau law;
(D)          costs, fees, or other expenses, including lawyers’ fees; and
(E)          any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.
Excluded from the release set forth in this Section 4(a) are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claims that may arise after the Effective Date; and (iii) any Claims that Employee cannot lawfully release.

(b)	The Released Parties, for good consideration which they hereby acknowledge receiving, hereby release Employee from any and all claims, demands, causes of action, liability or the like which they had, now have or may claim to have against Employee, as of the Effective Date, whether known or unknown (it being understood and agreed that excluded from the release set forth in this Section 4(b) are (i) any claims or rights to enforce this Agreement against Employee, (ii) any claims that may arise after the Effective Date and (iii) any claims that the Released Parties cannot lawfully release).
5.	Additional Agreements by Executive.
(a)            BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EXECUTIVE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED IN SECTION 4 HEREOF.  Executive agrees that the release set forth herein will bar all claims or demands of every kind, known or unknown, referred in Section 4 hereof and further agrees that no non-governmental person, organization or other entity acting on Executive’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If Executive initiates, files or pursues a lawsuit, arbitration or other proceeding asserting any Claim waived or released in this Agreement, (i) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim; (ii) Executive gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or separation from the Company; and (iii) if Executive is awarded money damages, Executive will assign to the Released Parties Executive’s right and interest to all such money damages.
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(b)            Executive agrees that Executive shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process.
(c)            Executive represents, warrants and agrees that Executive has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint, suit or legal or other proceeding against any of the Released Parties, and that Executive will not make such a filing at any time hereafter based on any events, actions or omissions occurring prior to the Effective Date.  Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any such claim, charge, complaint, suit or proceeding which is or may be instituted, prosecuted or maintained by Executive, Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive.
6.	Affirmations. In signing this Agreement, Executive hereby affirms that:

(a)            Subject to payment as set forth in the Notice Regarding Last Day of Employment, Executive has have been paid and/or has received all compensation, wages, bonuses, commissions, overtime and/or benefits to which Executive may be entitled (except as set forth in this Agreement), and that no other amounts and/or benefits are due to Executive except as specifically provided in this Agreement;

(b)            Executive is not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)            Executive has no known workplace injuries or occupational diseases that Executive has not reported to the Company;

(d)            Executive has not complained of and Executive is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that Executive has not reported to the Company.  Executive also affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or to participate in an investigative proceeding of any Macau governmental agency.  To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies;

(e)            Executive acknowledges and agrees that if Executive breaches the provisions of this Agreement, the Company will have the right to seek any appropriate legal and/or equitable remedies as a result of Executive’s breach, which may include, but may not be limited to, injunctive relief, the return of any payments, reimbursements or benefits Executive has received under any provision of this Agreement, other monetary damages, and the payment of the Company’s attorneys’ fees.

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7.	Cooperation.

(a)            Executive agrees that Executive will cooperate with the Company, its subsidiaries and its affiliates with respect to matters or issues which took place or arose during Executive’s tenure with the Company, specifically including without limitation any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation.  The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, Executive making himself reasonably available for meetings, interviews, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in Executive’s possession or under Executive’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Executive’s work schedule or other post-Company duties.  The Company shall reimburse Executive for reasonable and documented expenses, including but not limited to attorneys' fees and out of pocket travel expenses, in connection with Executive’s performance under this Section 7, subject to the Company’s policies on business expense reimbursement including, without limitation, the receipt of supporting documentation by the Company; provided, however, that Executive shall not be entitled to any payment or reimbursement for a reasonable amount of his own time spent testifying or otherwise cooperating in any matter in which Executive is a defendant or witness in a court or administrative proceeding or a named subject or target of the litigation, regulatory matter or investigation.
(b)            Executive represents and warrants that Executive has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including without limitation in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which Executive was involved or had knowledge in connection with Executive’s employment with the Company.  In the event of a material breach of this Section 7, Executive agrees that the Company may terminate this Agreement and render it null and void as of the Termination Date or any time thereafter, and that in such event, Executive shall be required to reimburse the Company in full any payments, reimbursements or benefits Executive has received under any provision of this Agreement.
(c)            Executive agrees that from and after the Termination Date, as reasonably requested by the Company, Executive shall provide assistance and support in connection with the transition of Executive’s duties and responsibilities to others.  Executive also agrees to cooperate with the Company and take all reasonable steps necessary to effectuate this Agreement, each of its terms and the intent of the Parties.

(d)            Pursuant to the Bylaws and Company policy, the Company agrees to indemnify and hold Executive harmless for any liability that may accrue to Executive as a result of any work he performed in good faith within the scope of his duties for the Company to the extent permitted by law.  The Company agrees to provide Executive with legal representation, at the Company’s expense and by an attorney of the Company’s choice, in the event Executive is required to testify, whether orally or in writing, on matters relating to his employment at the Company.

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8.	Confidentiality of This Agreement.

(a)            Until such time, if required by law, it is filed as an Exhibit to a public filing by the Company, the Parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement strictly and completely confidential. Executive shall not communicate with the press, media, analysts, investors in the Company or employees of the Company or its subsidiaries or affiliates with respect to the business of the Company and Executive’s employment with (and departure from) the Company, including but not limited to communications with respect to the terms, conditions and circumstances of this Agreement and Executive’s departure from the Company, except as may be required by law or to refute false statements about Executive.

9.	Confidentiality/Non-Disclosure. Executive agrees to make no disclosure or use of any proprietary or confidential information, including without limitation, data, developments, customer information or trade secrets belonging to the Company or learned or acquired by Executive and will take all action necessary to preserve that confidentiality. Executive shall continue to comply with any confidentiality agreements, provisions and policies by which Executive has previously agreed to abide. For purposes of emphasis and as a reminder, portions of this Agreement set forth obligations already imposed on Executive by the Employment Agreement entered into on as of October 26, 2010 and on file with the Company, including, but not limited to, obligations related to nondisclosure. The provisions of this Section do not supersede the Confidentiality Agreement or any other written agreement Executive may have with the Company.

10.	Public Statements/Mutual Non-disparagement.

(a)            Executive shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to Executive’s knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information.

(b)            The Senior Management of the Company, which for the purposes of this Agreement shall consist of the President of SCL, President and Chief Operating Officer, the General Counsel, President, Global Gaming, Executive Vice President, Operations, the Senior Vice President, Human Resources, Chief Financial Officer, and any successor General Counsel or Company Secretary shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Executive to the public provided that: (i) the Company

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may comply with any subpoenas or other judicial or governmental requests for information; (ii) this prohibition shall not apply to any employee of the Company acting in an individual capacity outside the course and scope of his or her employment with the Company; and (iii) this prohibition shall not apply to any employee of the Company who offers a personal recommendation at Executive’s request.

11.	Severability. If any provision of this Agreement is held to be unenforceable, Executive understands and agrees that such unenforceability shall not affect any other provision hereof and that the remainder of the Agreement shall be enforceable.

12.	No Admission. The Parties hereto recognize that, by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any law, whether regulatory, common or statutory. The Parties further recognize that any payment by the Company under this Agreement is not an admission of liability, but a compromise of any and all issues that have been or may be disputed between the Company and Executive in connection with Executive’s employment by the Company. This Agreement is made for the purpose of terminating any and all potential disputes between the Company and Executive and the amounts payable to Executive hereunder are in addition to anything of value to which he is already entitled.

13.	Rights After Breach. Executive agrees that, in the event Executive materially breaches any provision of this Agreement or otherwise engages in any other act or omission that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements or benefits he otherwise would be entitled to receive under the provisions of this Agreement; and (ii) demand repayment of or reimbursement for, and Executive shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements or benefits paid or provided to Executive under the provisions of this Agreement; and (b) the Released Parties shall be entitled to file counterclaims against Executive in the event of Executive’s breach of the covenant not to sue and may recover from Executive any repayment or reimbursement not made to the Company, as required by Section 13(a) hereof, as well as any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs.
14.	Notices. Any and all notices required by this Agreement shall be either hand-delivered, by e-mail or mailed, via certified mail, return receipt requested or via nationally recognized commercial courier, addressed to:

TO THE COMPANY:

Copy to:

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TO EXECUTIVE:	Edward M. Tracy
Contact No.:
Email:

All notices hand-delivered, e-mailed or delivered via nationally recognized commercial courier shall be deemed delivered as of the date actually delivered to the addressee.  All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  All notices faxed shall be deemed delivered on the date faxed if electronic confirmation of delivery is obtained and retained.

15.	Binding Release. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns.

16.	Assignment. Neither the Company nor Executive shall have the right to assign this Agreement or its respective rights or interests hereunder without the prior written consent of the other Party. Any purported assignment or transfer in violation of this Section 16 shall be null and void.
17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

18.	Amendment or Modification. This Agreement may not be amended or modified except by a writing signed by all Parties hereto.

19.	Governing Law and Enforcement. The Company and the Employee hereby agree to the exclusive jurisdiction of the laws and courts of Macau (SAR) for any legal proceedings related to this Agreement.

The prevailing party in any dispute, controversy or claim arising out of or related to this Agreement shall be entitled to recover its reasonable costs and attorney fees.
20.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement. This Agreement supersedes any prior understanding, agreement or undertakings between the Parties, subject to the provisions of Section 9 above.

21.	Drafting. This Agreement shall not be construed either for or against the Company or Executive, by reason of the Party drafting its provisions. Executive may accept this Agreement by delivering to Executive hereby acknowledges and confirms that Executive has read all pages of this Separation Agreement and General Release and hereby freely

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and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Executive’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties (as defined above) from all Claims.
Accepted and Agreed:		Accepted and Agreed:

Venetian Macau Limited		Edward M. Tracy

By:	/s/ Robert G. Goldstein	/s/ Edward M. Tracy
Name:	Robert Goldstein	Executive Signature
Title:	Member Board of Directors
of Sands China Ltd.

January 15, 2015		January 15, 2015
Date of Signature		Date of Signature

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Attachment A
Consultancy Agreement

AGREEMENT FOR SERVICES
(“Agreement”)

- by and between -

Venetian Macau Limited
(“the Company”)

- and -

Edward M. Tracy (“Consultant”)

Effective Date: March 7, 2015

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AGREEMENT FOR SERVICES

This is an AGREEMENT FOR SERVICES (“Agreement”) by and between VENETIAN MACAU LIMITED (“VML or the Company”) and Mr. Edward M. Tracy (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Company is a corporation duly organized and existing under the laws of the Macao Special Administrative Region of the People’s Republic of China (“Macao”), and maintains its registered address at Estrada da Baía de N. Senhora da Esperança, s/n, Executive Office, The Cotai Strip™, Taipa, Macao, and the Company is engaged in the business of developing, designing, constructing, equipping, staffing, owning and operating legalized casino(s) in Macao and, via a wholly owned subsidiary of the Company, operates a passenger ferry business between Hong Kong and Macao;

WHEREAS, the Consultant represents and warrants to the Company that he has the requisite knowledge, ability and experience to assist the Company with Legal projects issues.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations, understandings, undertaking and agreements hereinafter set forth, the Company and the Consultant hereby covenant and agree as follows:

1.            CONSULTANT SCOPE OF WORK.  During the Term of this Agreement, the Company retains the Consultant to perform, and the Consultant agrees to perform on behalf of the Company, certain consulting and advisory services in relation to all aspects of the Company’s Legal projects and other related responsibilities that may be assigned by the Company’s President and Chief Executive Officer of Sands China Ltd., Vice President & Global General Counsel of Las Vegas Sands Corp and the Sands China Ltd. Board of Directors as may be necessary, subject to change at the Company’s sole discretion.

1.1  Duties of the Consultant.  Consultant shall:
a)	Use Consultant’s reasonable commercial efforts, skills and abilities in the performance of the services set forth in Appendix A of this Consultancy Agreement and to promote the best interests of the Company;

b)	Communicate on an as necessary basis with the Company Monitor for this Consultancy Agreement, Robert Goldstein or any other person(s) designated by him in writing with notice to the Consultant. The Company Monitor has the responsibility for managing Consultant’s performance; and

c)	Submit all invoices to the Company in the name of Consultant for services rendered and expenses incurred by Consultant for the Company during the periods covered by such invoices, including accurate receipts for expenses

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d)	Consultant shall not have the authority to bind the Company or its affiliates in contract or to extend business complimentaries at the Company’s facilities.

1.2  Representations and Warranties of the Parties

a)	Representations and Warranties of Consultant
b)	Consultant agrees to comply with all the representations as set forth in Appendix B.
c)	Warranty of the Company:
The Company warrants that it does not desire and will not request any service or action by Consultant that would or might constitute a violation of any law, regulation, or administrative requirement of Macau and the United States.

1.3. Regardless any eventual visits to Macau, both parties agree that none of the Consultant´s services will be performed in Macau.

1.4  If necessary and at the discretion of the VML Chief Executive Officer and Global General Counsel of LVS, the Company shall provide appropriate office accommodation in the Company’s Hong Kong office during the term of this Consultancy.

2.            COMPENSATION TO CONSULTANT. For and in complete consideration of the Consultant’s full and faithful observance of all of the Consultant’s duties under this Agreement, the Company shall pay to the Consultant, and the Consultant shall accept from the Company the professional fee of USD$250,000.00 per annum (paid monthly in MOP) per month.  The Company will withhold the relevant tax according to the Macao Tax Laws.

3.            TERM.  This Agreement shall be effective as of March 7, 2015 and shall continue in full force and effect until the Consultant’s Services are completed on December 31, 2016.

4.            INDEPENDENT CONSULTANT.  The Company and the Consultant hereby covenant and agree that the Consultant shall furnish the Consultant’s Services pursuant to this Agreement solely as an independent Consultant and not as an employee or agent of the Company; it is specifically agreed that the Consultant and the Company shall not be deemed to have a relationship other than as an independent Consultant. The Consultant shall have no power or authority to bind the Company to any contract or agreement.  All purchase orders and supply contracts shall be executed directly between the Company and the third party vendor.

5.            FCPA, OFAC AND BUSINESS CONDUCT.

5.1            The Consultant hereby agrees to comply with all laws of Macao, the Hong Kong (SAR), the U.S. Foreign Corrupt Practices Act (“FCPA”), and the Nevada Gaming Control Regulations (“Nevada Regulations”) that are applicable to the Consultant in its performance of the Agreement and must, to the extent the Consultant is able to do so, assist and co-operate with VML in assuring compliance with all such laws.  The Consultant hereby agrees use all reasonable endeavors to ensure that it and its employees, agents or affiliates do not directly or indirectly take any actions which could expose VML to any adverse action by regulatory authorities.

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5.2            The Consultant confirms its understanding that VML is committed to conducting its business in accordance with high ethical standards and in compliance with all laws of Macao and the FCPA and Nevada Regulations.  The Consultant represents and warrants that it (including its officers, directors, employees, agents and any other third parties acting on its behalf) will not directly or indirectly through any third party or person (i) pay; (ii) offer; (iii) promise; or (iv) authorize payment, of any monies or anything of value to any “official” for the purpose of improperly inducing or rewarding favorable treatment or advantage in connection with this Agreement or with the Consultant’s relationship with the VML, or in any other manner inconsistent with the laws of Macao or the FCPA or Nevada Regulations.  For this purposes, “official” includes any official, agent, or employee, or the close relative of any official, agent, or employee, of: the government of Macao; or any department, agency, or any entity that is wholly owned or controlled by the government of Macao; or any international public organization; or any recognized political party in Macao; or any candidate for political office in Macao.

5.3            Given that Las Vegas Sands Corporation (“LVSC”), a parent Company of VML, is headquartered in the United States of America, hotels operating under the LVSC portfolio of brands are legally restricted from conducting business with any persons or entities that are designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers) (the “OFAC List”), since such hotels and LVSC could be determined to have derived income, directly or indirectly, from any such prohibited business activities. The OFAC List can be found by visiting http://www.treasury.gov/resource-center/sanctions/SDNList/Pages/default.aspx. The Consultant represents and warrants that it is currently not on the OFAC List, nor on any similar restricted party listings, including those maintained by other governments pursuant to applicable United Nations, regional or national trade or financial sanctions. If the Consultant is added to any such restricted party list during the term of the agreement, the Consultant undertakes to notify VML immediately and VML shall have the right to terminate this Agreement (and any other agreement with the Consultant) without any further delay upon receipt of the said notification from the Consultant.

6.            CONFIDENTIALITY AND OWNERSHIP OF WORKS.  The Consultant agrees that neither it nor any of its employees, either during or after this Agreement, shall disclose or communicate to any third party any information about the Company’s policies, prices, systems, methods of operation, contractual agreements or other proprietary matters concerning the Company’s business or affairs, except to the extent necessary in the ordinary course of performing the Consultant’s Services.  Upon termination of this Agreement for any reason, all papers and documents in the Consultant’s possession or under its control belonging to the Company, must be returned to the Company.

7.            ASSIGNMENT.  Neither this Agreement nor any rights or obligations hereunder may be assigned, delegated, or otherwise transferred by the Consultant in whole or in part without the prior written consent of the Company, which consent may be unreasonably withheld, nor shall this Agreement inure to the benefit of any trustee in bankruptcy, receiver, or other successor of the Consultant whether by operation of law or otherwise without such consent.  Any attempts so to assign, delegate, or transfer this Agreement or any rights or obligations hereunder without such consent shall be null and void and of no force and effect.

8.            WAIVER.  The Company’s failure to enforce or delay in enforcement of any

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provision hereof or any right hereunder shall not be construed as a waiver of such provision or right.  The Company’s exercise of any right hereunder shall not preclude or prejudice the exercise thereafter of the same or any other right.

9.            SEVERABILITY.  If any term, provision, covenant, or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

10.            GOVERNING LAW & MISCELLANEOUS PROVISIONS.
(a)            This Agreement is the complete, entire, and exclusive statement of the contract terms between the parties.
(b)            This Agreement supersedes any prior understandings, agreements or undertakings between the parties except those referenced in the Separation Agreement to which this Agreement is appended.
(c)            This Agreement shall be governed by and interpreted in accordance with the laws of Macao.
(d)             Consultant and Company agree that final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement;
Disputes will be decided by three arbitrators, one to be appointed by each party and the third by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within fourteen (14) days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. Company and Consultant hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each Party shall pay its own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Consultant understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The prevailing party in any dispute, controversy or claim arising out of or related to this Agreement shall be entitled to recover its reasonable costs and attorney fees.
(e)              Each party warrants that it has full power and authority to execute and deliver this Agreement.
(f)              No modification of or addition or amendment to this Agreement shall be binding unless agreed to in writing and signed by both the parties.
(g)              The Consultant agrees to comply with all laws of Macao and the US.
(h)              The Consultant agrees that the restrictive covenant (non-competition) (Section 9.1) and non-solicitation (Section 9.2) provisions of his August 4, 2010 Employment Agreement will be in full force and effect being incorporated as part this Consultancy Agreement.

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IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be executed and delivered as of the date and year first above written.

VENETIAN MACAU LIMITED

/s/ Robert G. Goldstein		By:	/s/ Edward M. Tracy
CONSULTANT – Edward M. Tracy

DATED:	January 15, 2015	January 15, 2015

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Appendix A

1.	Consultant shall provide professional advice and consultation in connection with the Company and its affiliated entities relating to affairs of the Company and its affiliated entities in Macau.

2.	Consultant’s services will include conferring with his successor as General Counsel and Company Secretary, providing transition to auditors, assisting in transition of any law firm and regulatory relationships, and working with regulators as necessary as approved in writing by the Agreement Monitor.

3.	Consultant shall not perform any activity undertaken to promote, advocate, influence or oppose some official action of the executive or legislative branch of any federal, state or local government (“Lobbying”).

4.	Consultant does not have the authority to bind the Company or its affiliates in contract.

/s/ Edward M. Tracy
Edward M. Tracy

Date:	January 15, 2015

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Appendix B

(a)            Consultant warrants that in performing the duties required under this Agreement, Consultant will comply with the laws, regulations, and published administrative requirements of Macau (except to the extent inconsistent with, or penalized under, United States law), and to the best of his ability the United States, including but not limited to fair competition and anti-corruption laws, and shall take not take any action which would subject the Company to penalties under United States or Macau laws, regulations, and administrative requirements.

(b)            Consultant warrants that, in connection with the provisions of its services to the Company, Consultant has not and will not make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, to any employee or official of any  government or any agency or instrumentality thereof in Macau, including state-owned enterprises, or to any official of any political party, or to anyone acting on such employee or official’s behalf, in exchange for business or unfair advantage.

(c)            Consultant represents and warrants that: (i) neither Consultant nor any of Consultant’s employees or officers is an official or employee of the Macau government; an official of a political party, or a candidate for political office; or an officer, director, or employee, or an "affiliate" (as defined in regulations under the U.S. Securities Exchange Act of 1934) of a  customer or potential customer of the Company; and, (ii) as of the date of execution of this Consultancy Agreement and during the Term of this Consultancy Agreement, no Macau government official, and no official of any Macau government agency or instrumentality, is or will become associated with, or will own or presently owns an interest, whether direct or indirect, in Consultant, or has or will have any legal or beneficial interest in this Consultancy Agreement or the payments made by the Company hereunder.

(d)            Consultant warrants that Consultant is familiar with, and will comply in all respects with, Macau Law and to the extent that he has been advised U.S. laws, regulations, and administrative requirements applicable to the Company’s relationship with Consultant, including, but not limited to, the Foreign Corrupt Practices Act (FCPA), Export Administration Act, as amended, and the Anti-boycott Regulations and Guidelines issued under the Export Administration Act, as amended, and Section 999 of the Internal Revenue Code, as amended (Anti-boycott Regulations). The Company acknowledges that upon Consultant’s request it will furnish Consultant with copies of applicable U.S. laws and regulations.

(e) Consultant warrants that at all times Consultant will act in the best interests of the Company and will not take actions which are or may be detrimental to the Company in exposing the Company to legal risk.

(f)            Consultant represents and certifies that Consultant has not been convicted of or pleaded guilty or nolo contendere to an offense involving fraud, corruption, or moral turpitude, and that he is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment.

(g)            Consultant hereby acknowledges receipt of a copy of the Company’s "Code of Business Conduct" and by execution of this Agreement, Consultant warrants and certifies that it fully understands the Company’s policy with respect to international sales transactions and relations

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with customers and suppliers, and that Consultant will do nothing in the performance of the services required under this Agreement which will be in conflict with such Code of Business Conduct.

(h)            Consultant agrees to give written notice within twenty-four hours to the Company in the event that, at any time during the Term of this Consultancy Agreement, Consultant has or believes he may have failed to comply with, or has or believes it may have breached any of his warranties hereunder.

(i)            Consultant acknowledges the Company’s Code of Conduct and Anti-Corruption Policy and will adhere thereto.

/s/ Edward M. Tracy
Edward M. Tracy

Date:	January 15, 2015

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Schedule 1
FCPA Disclosure Statement

Edward M. Tracy, ("CONSULTANT") hereby certifies that he has paid, or offered or agreed to pay, or has caused to be paid, or offered or agreed to be paid directly or indirectly, in respect of this Consultancy Agreement the following political contributions, fees, and commissions:

I.  (State "none" if no political contributions, fees, or commissions have been paid, or offered or agreed to be paid or caused to be paid.) _____None    X
If CONSULTANT has made any entry in space I. above, CONSULTANT shall furnish further information detailing such contributions, fees and or commissions in space II.

II.  (State "Not Applicable" if no entry has been made in space I.)_Not applicable

CONSULTANT further certifies that it has not and will not offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value to a Macau official, including employees and officials (appointed or elected) of any government, agency, instrumentality or state owned enterprise (as defined in the Foreign Corrupt Practices Act, as amended), to any Macau political party or official thereof or any candidate for Macau  political office, or to any person, while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Macau official, to any Macau political party or official thereof, or to any candidate for Macau political office, for the purposes of:

(a) influencing any act or decision of such Macau official, political party, party official, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions; or
(b) inducing such Macau official, political party, party official, or candidate to use his or its influence with the Macau government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or CONSULTANT in obtaining or retaining business for or with, or directing business to the Company or CONSULTANT or to obtain an unfair advantage.

CONSULTANT further agrees that if subsequent developments cause the certifications and information reported hereinafter to be no longer accurate or complete,

CONSULTANT will immediately furnish the Company with a supplementary report detailing such change in circumstances.

/s/ Edward M. Tracy
Consultant

Date:	January 15, 2015

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Attachment D

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